Exhibit 10.17

VALCENT PRODUCTS INC.
420-475 Howe Street
Vancouver, BC
V6C 2B3
Tel: 604-606-7977

October 2, 2006

GLOBAL GREEN SOLUTIONS INC. (“GGS”)
880-609 Granville Street
PO Box 10321
Vancouver, BC V7Y 1G5

Pagic LP (“PAGIC”)
(Formerly MK Enterprises LLC)
1057 Doniphan Park Circle
Suite H El Paso Texas 79922

WEST PEAK VENTURES OF CANADA LIMITED (“WPK”)
420-475 Howe Street
Vancouver BC V6C 2B3

Dear Sirs:

Re: Development and commercial exploitation of a BIO MASS PRODUCTION SYSTEM

The purpose of this letter is to establish a Letter of Agreement between our respective companies pursuant to which we will jointly participate in the development of the intellectual property, know-how, confidential processes, modifications and derivative works (the “Licensed Item”) arising out of a patent pending for the development of a Bio Mass System employed to produce hydrocarbons while sequestering CO2 from the environment by growing certain algae. The Bio Mass System and certain modifications and derivative works related thereto are herein sometimes referred to as the “Licensed Items”.

This Letter of Agreement will be the basis for a contract between Valcent Products Inc.(Licensor) and Global Green Solutions Inc., (Licensee) which shall be the governing document for their joint participation in the Venture. The contract will be signed by the Licensor and Licensee on or before the last day of June 2007 which shall include amongst other things, the basic terms of this Letter of Agreement.

Valcent represents to you the following:

1)
It has conditionally received an exclusive world wide license known as the PAGIC/WPK License to develop the Licensed Items and to manufacture, market, promote, develop and distribute the Licensed Item on a world wide basis subject to a royalty of 4.5% of gross revenues due and payable to PAGIC and WPK as detailed in the attached Schedule “A”.

2)	The Licensee is required to complete the following in order for Valcent to maintain its License in good standing:

a)	Use its best efforts in the research and development of the Technology in order to deliver a working prototype of the Invention on or before July 1, 2007 ; and

b)	Use its best efforts to achieve the commercial exploitation of the Technology on or before December 31, 2007; and

3)
The Licensor has agreed to provide product support, Research and Development personnel, know how, office, warehouse, and lands during the initial R&D phase at its cost and when required, provide similar services during the future commercial exploitation phase.

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GGS as evidenced by this Letter of Agreement has agreed to enter into a commercial venture with Valcent for the purpose of completing the research and development of the Licensed Item, to construct a working prototype of the Bio Mass System and to develop the Licensed Item to the commercial exploitation stage by providing capital of up to US$3,000,000 conditional upon GGS receiving an exclusive sublicense (with the exception of Nevada, Ghana, and Malawi) to the Licensed Items and the additional rights provided for herein. The sublicense shall be known as the GGS License.

Formation of Venture

Valcent and GGS hereby agree to establish a venture (the “Venture”) for the purpose of developing, promoting, licensing, marketing, manufacturing, distributing and selling and exploiting the Licensed Item, the Bio Mass System and the Licensed Items.

Term

The term of the Venture shall be for as long as the Licensee deems it to be a commercial venture with revenues in excess of the minimum revenues required to keep the PAGIC/WPK License in good standing.

Funding of Venture

All funds required to complete the research and development related to the Bio Mass System to a working prototype stage, the construction of a pilot plant utilizing the Bio Mass System and the construction and delivery of Licensed Items embodying the Bio Mass System for exploitation purposes shall be paid for by GGS.

Contributions by Valcent

Valcent shall contribute to the Venture the following:

1)	the GGS License;

2)
the non-exclusive services of Malcolm Glen Kertz as the inventor and conceiver of the Licensed Items for support and to provide know-how and technical expertise as a research consultant to the Venture but on a basis sufficient to meet the R&D and commercial project exploitation schedules;

3)	the non-exclusive use of the warehouse and laboratory space currently maintained by Valcent in El Paso, Texas; but on a prioritized basis to meet the R&D and commercial project exploitation schedules;

4)
non-exclusive use of a parcel of land located in the County of El Paso consisting of approximately 6.2 acres of land on which a working prototype of the Invention can be constructed but on a prioritized basis to meet the R&D and commercial project exploitation schedules;

5)	other Valcent personnel and office services to be charged to the venture on a cost basis

Participating Interests

Before payout of the Licensee’s capital account and acceptable third party expenses, the Venture interests shall be 80% in favor of the Licensee and 20% in favor of the Licensor whereby both interests in total shall be subject to a 0.9% royalty payable to PAGIC and WPK as detailed in the attached Schedule “A”. The 20% venture interest held by the Licensor shall be a carried interest.

After payout of the Licensee’s capital account and acceptable third party expenses, the venture interest shall be 70% in favor of the Licensee and 30% in favor of the Licensor whereby both interests in total shall be subject to a 4.5% royalty payable to PAGIC and WPK as detailed in the attached Schedule “A”. At the end of the R&D and pilot plant phase, Valcent will have the option to purchase an additional 10% interest for 40% of GGS’s investment.

Additional facilities constructed to exploit the Licensed Item shall be accounted for as separate and distinct Ventures (the “Sub-Ventures”) and any distributions made shall be subject to the same distribution terms as stated above.

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The parties anticipate that Venture income will be derived from the following:

1)	the sale or lease of plants employing the Licensed Item and the Bio Mass System;
2)	the sub-licensing of the Licensed Item;
3)	the sale of capital assets;
4)	the harvesting of by-products derived from the application of the Licensed Item;
5)	green credits

Note: Any government grants shall be treated as cost offsets.

Income derived from the above events, less cost of sales and selling, general and administrative costs shall be included for distribution purposes. A capital account shall be established for the Licensee which reflects the amount of money contributed to the venture or sub venture(s) decreased by any reimbursement(s) made.

Valcent has the right to develop a sub-venture to commercialize the Licensed Items for retail/consumer (non-industrial) applications of this technology/apparatus. For such a sub-venture, Valcent will be the operator, and shall fund all of the sub-venture investments. GGS shall also have a capital account for a deemed expenditure reflecting R&D expenditures incurred by GGS that are applicable to the consumer version of the Invention and until such time as the GGS capital account for the consumer version is paid out, both Valcent and GGS shall have an equal interest in the distributions. Thereafter, Valcent shall have a capital account on the same terms as defined above to calculate before and after payout interests with the intent of Valcent having an 80% interest before payout and 60% interest after payout with the same royalty provisions as stated above. For the purpose of making distributions from this sub-venture, Valcent may engage GGS employees in similar fashion to that in which Valcent employees are engaged and compensated in the industrial venture/sub-ventures.

Management Committee

The overall management and control of the Venture shall be vested in the Operator. The Operator shall conduct the operations in accordance with directions received from a committee (the “Committee”) which will be formed following execution of this Letter of Agreement. The Committee shall consist of four members. Valcent shall appoint two members to the Committee and GGS shall appoint two members to the Committee. Each member of the Committee shall have one vote. The members appointed by GGS shall have a deciding vote on any issues placed before the Committee which involves financial matters, budget controls, project and contract management, sales and marketing and the members appointed by Valcent shall have a deciding vote with respect to any issues involving the intellectual property. Save and except for the deciding votes provided to each of the parties under certain circumstances, all decisions of the Committee shall be made by a majority vote. The management committee will be chaired by a GGS representative as the Operator.

Programs and Budgets

The initial programs and budgets shall cover two preliminary phases being the completion of the research and development phase and the construction of a pilot plant equipped with the Bio Mass System.

The Operator shall prepare an initial budget for approval by the Committee which will cover total anticipated R&D phase expenditures with the first 3 months specified in detail. Thereafter, at least 45 days prior to the expiration of the previously approved program, Operator shall prepare and submit to the Committee a proposed program and budget for the succeeding 3-month period. The proposed program and budgets shall be in the form and degree of detail sufficient to allow members of the Committee to make a reasonably informed determination concerning the program and the budget. Within 15 days after submission of a proposed program and budget the Committee shall approve or disapprove a proposed program and budget, and GGS as Operator shall provide funding as required..

Termination of Venture

The Venture shall terminate in the following events:

1)	the insolvency or bankruptcy of either Venture participant;

2)	GGS’s failure to fund the Venture in an amount of up to $3,000,000;

3)	Valcents failure to deliver the technology as required for commercial exploitation

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4)	Upon the expiration of the term, which is defined as revenues less than the minimum required by the PAGIC/WPK License;

5)	Failure of the Venture to distribute royalty payments as specified above under Participating Interests, within six months of their due date;

6)	Upon the voluntary winding up of the Venture under the direction of the Committee.

The parties agree to develop the detailed terms for termination of the venture prior to commercialization.

Research and Development Program

The research and development program provided for in the GGS License shall be undertaken by the Venture under the direction of a Committee as defined above. The program shall set tasks and sub tasks to achieve defined milestones with expenditures to be incurred in accordance with the pre-approved budgets approved by the Committee.

All parties involved in the research and development program shall perform their duties to the Venture under confidentiality agreements establishing that the results of the programs are for the direct benefit of the Licensor and the Venture.

As part of the research and development program, the Operator shall provide monthly reports on the progress achieved and a financial accounting of all funds spent.

All right, title and interest in and to the technology derived from research and development program shall be the sole and exclusive property of the Licensor and the Venture and shall not be deemed to be works made for hire. The rights of the Licensor and the Venture shall extend to any and all notes, data, sketches, drawings, research, formulas, trade secrets, processes, laboratory notebooks, research memoranda, reference materials, prototypes, know-how and any other item of whatever form that in any way embodies the research program and technology contemplated hereby. The Operator shall provide notice to Valcent when the Venture has completed the research and development program. Following the research and development program, the Venture shall commence a second phase involving the construction of a pilot plant on the lands to be contributed by Valcent as earlier provided for herein.

The intellectual property provided by Valcent and the inventor of the technology and conceiver (Malcolm Glen Kertz) will be made available to the Venture in event of the illness or death of the inventor, to enable the business of the Venture to continue.

Operator

The Operator of the Venture appointed for the purpose of accomplishing the defined objectives of the Venture as from time to time established by the Committee contemplated herein shall be GGS. As Operator, GGS shall inter alia be responsible for the following:

a)	the research and development program;

b)	the management and supervision of the business and affairs of the Venture with authority to act on behalf of the Venture to:

i) execute any debt instruments;

ii) pay all amounts due and payable by the Venture to any person;

iii) enter into any contracts or agreement with or employ such agents, employees, managers, accountants, attorneys, consultants and other persons, firms, corporations or other entities whatsoever, including the Operator or any person affiliated with the Operator, necessary or appropriate and to pay such fees and expenses;

iv) acquire insurance;

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v) enter into, execute, acknowledge and deliver any and all contract, agreements or other instruments that are appropriate to carry on the business of the Venture;

vi) pay costs to be paid on all taxes that may be levied or imposed on any assets;

vii) open accounts, invest, deposit and maintain the funds in the name of the Venture in banks, savings and loan associations;

viii) execute, acknowledge and deliver all documents and payment of the fees required to qualify the Venture to do business in any other State or Country;

ix) otherwise perform normal administrative acts;

x) sublicense the Licensed Item; and

xi) collect and market by-products derived from the application of the Licensed Item and the operation of the Licensed Items by the Venture.

Arbitration

All disputes in connection with this agreement or the formal contract shall be decided finally by the American Arbitration Association, in an arbitration proceeding in accordance with its then prevailing rules applicable to commercial arbitrations. The arbitration shall take place in the Houston area of the State of Texas, and the decision of the arbitrator(s) shall be binding and final upon the parties, and its decision shall be enforceable as a judgment in a court of competent jurisdiction. The cost of such arbitration shall be shared equally between the parties hereto, except that each party shall pay its own attorney and witness fees unless the arbitrator determines that a party has acted in bad faith, in which event the entire cost of the arbitration, including the reasonable attorney fees of the prevailing party, shall be borne by the party determined by a majority of the arbitrators to have acted in bad faith.

Confidentiality

The terms and provisions of this Letter of Agreement and all information obtained in connection with the performance of this Agreement not otherwise generally available to the public (“Confidential Information”) shall be maintained on a confidential basis by the Parties. A Party shall not make any disclosure to any Person or to the public of, or give or provide for, any publicity, press release or written material containing Confidential Information without the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned. The requirement for consent shall not apply to a disclosure:

1)	to an affiliate, attorney, accountants or consultant that has a bona fide need to be informed;

2)	to a governmental agency or to the public when the disclosing party believes in good faith such disclosure is required by applicable law, rules or regulations; or

3)	of information which now or at the time of disclosure is part of the public domain through no fault of the disclosing Party.

Any disclosure pursuant to subsection (1) or (2) above shall include only such Confidential Information as such person shall have a legitimate business need to know and such person shall first agree in writing to protect the Confidential Information from further disclosure to the same extent as the parties are obligated under this section.

The parties agree that this Letter of Agreement will constitute the basis of the working arrangement that the parties will commence effective as of the date this Agreement is signed by each of the parties and that the terms of the agreement between the parties will be subject to more definitive legal agreements to be settled by and between the parties in a definitive form by June 30, 2007 unless the time for completing the definitive version of the agreement is by mutual agreement extended.

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If you are in agreement with the basic terms of this Letter of Agreement, would you please indicate your acceptance of the terms by signing this Agreement in the space provided and forwarding a copy of the accepted document to us at the address set out above.

We look forward to hearing from you.

Yours truly,

VALCENT PRODUCTS INC.

Per: Douglas E. Ford (Director)

We, the undersigned do hereby accept the foregoing terms this _____ day of September, 2006.

GLOBAL GREEN SOLUTIONS INC.

Per: James Douglas Frater (President)

PAGIC LP

Per: Malcolm Glen Kertz (President)

WEST PEAK VENTURES OF CANADA LIMITED

Per: Tim Brock (President)

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“Schedule A to the Letter of Agreement between Global Green Solutions Inc, Pagic LP (formerly MK Enterprises LLC), West Peak Ventures of Canada Limited, and Valcent Products Inc. dated October 2, 2006”

PRODUCT DEVELOPMENT AGREEMENT

THIS PRODUCT DEVELOPMENT AGREEMENT (“Agreement”) is made and entered into by and between MK ENTERPRISES LLC, a Nevada corporation having a place of business at 1300 Clay Street, Winfield, Louisiana 71483 (hereinafter referred to as “MK”), and VALCENT PRODUCTS, INC., an Alberta Canada corporation, having a place of business at Suite 420, 475 Howe Street, Vancouver, British Columbia, Canada (hereinafter referred to as “VPI”):

A.    MK is now and has been engaged in the development of New Products.

B.    VPI wishes to evaluate the New Products developed by MK to determine the commercial potential of such New Products.

C.    VPI wishes to have the option to elect certain ones of the New Products for licensing from MK (“Licensed New Product”) whereby VPI will develop and commercialize the Licensed New Product.

D.    MK is willing to perform the product development desired by VPI on the terms set forth herein, and VPI is willing to engage MK to perform the development services on such terms.

NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.    Definitions. As used herein, the following terms shall have the following meanings:

1.1    “New Products” shall mean and include any goods and services developed by MK in the past or future, with the exception of the products listed on Exhibit “A”, attached hereto and made a part hereof, and with the exception of the products listed on Exhibit “B”, attached hereto and made a part hereof, which are the subject of the Master License Agreement executed concurrently herewith.

1.2    “Development Program” shall mean the individual tasks to be performed by MK for the development of a New Product. The Development Program shall include the schedule for completion of the individual tasks to be performed pursuant to the Development Program, including an estimated budget therefore, such Development Program to be agreed upon by the parties hereto.

1.3    “MK Intellectual Property” shall mean and include MK Patent Rights and MK Technology owned by MK or licensed by MK from Malcolm Glen Kertz as of the Effective Date hereof and MK Patent Rights and MK Technology developed or licensed in the future during the term of this Product Development Agreement, all relating to the New Products; provided, however, MK Intellectual Property shall not include any product covered by the patents and applications listed on Exhibit “A”.

1.4    “MK Technology” shall mean the Technology owned by MK or licensed by MK from Malcolm Glen Kertz and any future Technology developed solely by MK or jointly with VPI.

1.5    “VPI Technology” shall mean the Technology developed independently of MK and Malcolm Glen Kertz and owned by VPI.

1.6    “Technology” shall mean all trade secrets, know-how, copyrights, and, to the extent not included therein, all general and specific knowledge, experience and information and rights with respect thereto, including, without limitation, all concepts, ideas, developments, plans, technical data, processes, procedures, methods, formulae, designs, inventions, discoveries, machines, compositions of matter, specifications, characteristics, raw materials, material data, statistical theory and data, hardware design data, processing techniques, software, algorithms, computer programs, design features, experimental tests, schematics, manufacturing procedures, test procedures, all physical manifestations or embodiments of such knowledge, experience and information, including without limitation all pilot and prototype models and all original works of authorship, interim work product, modifications and derivative works, documents and writings and all copies thereof developed or made by MK including, without limitation, all chemical and manufacturing information, schematics, lay-out drawings, assembly drawings, specifications, parts lists, inspection procedures and test procedures, and other technical information or rights, whether patentable or unpatentable, discovered, developed, or acquired during the term of this Product Development Agreement by MK or VPI and related to New Products.

1.7    “MK Patent Rights” shall mean and include any patents and patent applications on inventions included in the MK Technology invented or licensed by MK or jointly invented with VPI relating to MK Technology and/or any divisions, continuations-in-part, applications or reissues thereof, and all United States and foreign patents issued upon any such applications.

1.8    “Licensed New Product” shall mean a New Product elected by VPI pursuant to Paragraph 11 which embodies, employs, includes or incorporates any of the MK Patent Rights and/or MK Technology.

1.9    “Ancillary Products” shall have the meaning set forth in the attached Product License Agreement.

1.10    “Net Sales”shall have the meaning set forth in the attached Product License Agreement.

1.11    “Territory” shall have the meaning set forth in the attached Product License Agreement.

1.12    “Confidential Information” shall mean all MK Technology, except any information which:

(1)    is or shall have been in the possession of VPI prior to disclosure thereof to VPI by MK;

(2)    is, or through no fault of VPI becomes published or otherwise available to others or the public under circumstances such that such others or the public may utilize the information without any direct or indirect obligation to MK;

(3)    is, or at any time may be, acquired by VPI from any third party rightfully possessed of the information and having no direct or indirect obligation to MK with respect to same; or

(4)    is independently invented by an employee or consultant of VPI who has not had access to the information by virtue of this Agreement.

Further and without limitation on any particular obligation of confidence recited herein, VPI shall not be permitted to justify disregarding the obligations of confidence herein by using the information to guide a search by VPI for publications or other publicly available information, selecting individual pieces of public information, and fitting them together by use of integrated disclosure to contend the information is in the public domain.

1.13    “Effective Date” shall mean the date of execution of this License Agreement, which is the day on which this Product Development Agreement shall begin effect.

2.    Engagement of MK. VPI hereby engages MK to develop New Products and agrees to supply MK with the personnel, materials, equipment and facilities required for the performance thereof, and MK hereby accepts such engagement.

3.    Scope of Engagement. Pursuant to its engagement hereunder, MK shall use its best efforts to develop New Products and to develop New Products in accordance with Development Programs agreed upon by the parties hereto.

4.    MK Consultant. MK agrees to employ Malcolm Glen Kertz as a consultant for the development of New Products and for performing the Development Programs.

5.    Facilities, Personnel, Equipment and Materials. VPI agrees to provide the facilities, personnel, and all equipment, materials, and other tangible property required to perform the Development Programs. All equipment, materials, and other tangible property acquired and used for the development of New Products by MK under this Product Development Agreement shall be the property of VPI unless otherwise agreed in writing by the parties. Should MK purchase any such equipment, materials, or other tangible property, MK shall be reimbursed for such property and all such property shall become the property of VPI unless otherwise agreed in writing by the parties. When MK is reimbursed for such property, it shall immediately deliver to the VPI a bill of sale, financing statement and any other documents reasonably requested by VPI and at VPI’s cost to evidence its ownership therein.

6.    Development Costs. VPI shall pay all development costs on a cost basis for the development of New Products pursuant to Paragraph 5 of this Agreement, such costs including rent, utilities, maintenance and repair and non-personal related miscellaneous overhead costs, and shall further pay MK for the following expenditures of MK:

6.1    The actual costs of all expenditures made for telephone, travel and contract services rendered by MK for the development of New Products.

6..2    A pro rata share of all wages of MK personnel, other than Mr. Kertz, utilized in the Development Program, determined monthly on an employee-by-employee basis based on the percentage of time such employee spent on the Development Program (net of all payroll taxes and other benefits payable to such employee) plus 20%. The rate of payment payable as wages to personnel utilized in the Development Program shall not exceed the rate of payment payable by or through MK to such personnel during the term of this Agreement for their work on any other project.

7.    Timing of Payments.

VPI shall pay all amounts owing to MK pursuant to Paragraphs 5, and 6 within twenty (20) days after the receipt of a Statement, as described in Paragraph 8, from MK itemizing the amounts due.

8.    Accounting, Inspections and Reports.

8.1    Within twenty (20) days after the last day of each month of the term hereof commencing on the month of the Effective Date, MK shall deliver to VPI a detailed, itemized Statement (“Statement”) specifying the number of hours expended by each staff member on the Development Program on a category-by-category and task-by-task basis, the amount billed for such time, a description of all purchases made by MK in connection with the Development Program within such period and the cost of each item purchased by MK, and a detailed list of all other expenditures or items for which payment is requested pursuant to Paragraphs 6, and 7. MK shall retain for the benefit of VPI for three years following the termination of this Agreement, all invoices, purchase orders, receipts, time cards and other documentary evidence supporting such charges, and shall supply VPI with copies of any or all such items on request.

      8.2    VPI shall have the right during normal business hours to inspect the facilities of MK and the records, papers and other data related to the activities of MK hereunder.

8.3    Within fifteen (15) days after the earlier of (a) the completion of each task and subtask identified in the Development Plan, or (b) the end of each sixty day period beginning on the Effective Date of this Agreement, MK shall deliver to the VPI a Status Report (“Status Report”) containing the following.

8.3.1    On a subtask-by-subtask basis, a summary of the progress made in the Development Program as of the end of the reporting period including a discussion of the significant results of the research and development and an accounting of the manhours and supplies expended for the period.

8.3.2    An assessment of whether the progress on the Development Program is on budget pursuant to the estimated costs set forth in the Development Program and on Schedule as set forth in the Development Program and, if not, an estimate of the extent to which the Development Program is ahead of or behind budget and Schedule on a task-by-task basis.

9.    Completion of Development Program. The agreed completion of a Development Program shall occur upon the earliest of one of the following events (“Completion Date”):

9.1    The delivery of both (i) a working prototype pursuant to the Development Program sufficient to permit the use or sale of one or more Products; and (ii) a Status Report from MK stating that all tasks set forth in the Development Program have been completed.

9.2    A Status Report from MK stating that the tasks set forth in the Development Program have been pursued in a diligent manner and that MK has determined in good faith that the continuation of the Development Program is unlikely to produce a working prototype or a commercially marketable Product.

9.3    Twenty-four (24) months after the date of the initiation of the Development Program.

10.    Right to License. In consideration of the consideration paid pursuant to Paragraphs 4, 5, and 6, VPI shall have the right to license any New Product developed pursuant to a Development Program or developed by Malcolm Glen Kertz. Such license shall be pursuant to the terms and conditions set forth in the attached Product License Agreement, Exhibit “D”, unless amended pursuant to mutual agreement of the parties. Should there be any disagreement concerning the license, such matter shall be submitted to mediation and arbitration as set forth in Paragraph 19. The parties agree that any Product License

Agreement for the Plant Stimulator, described in Exhibit “C” hereto, shall not require the payment of a License Fee, such set forth in Paragraph 3.1 of the Product License Agreement, Exhibit “D”.

11.    Disclosure and Patents.

11.1    Disclosure. MK shall disclose in writing in the Status Reports pursuant to Paragraph 8.3, all MK Technology that is conceived or developed or reduced to practice, alone or jointly with others, pursuant to a Development Program from the date of initiation of the Development Program through its Completion Date.

11.2    VPI shall have the right to apply for either patent or copyright protection on the MK Technology developed pursuant to the Development Program. VPI shall bear the expense of obtaining patent or copyright protection and each party hereto shall have the right to monitor the preparation and prosecution of any patent or copyright applications. MK shall have the right to request patent protection in certain foreign countries. Should VPI decline to seek patent protection in such a foreign country, then MK shall have the right, at its expense, to apply for protection in such a foreign country and become the owner of any resulting Patent Rights; provided, however, that nothing contained herein shall preclude one party from granting a license to use such MK Technology to the other party on such terms as then seem appropriate.

11.3    VPI agrees to cause such United States and foreign patent applications filed by VPI and relating to the MK Technology to be owned exclusively by Malcolm Glen Kertz who has licensed all of his Patent Rights in past and future MK Technology to MK. VPI further agrees to perform all acts and to execute, acknowledge and deliver all instruments or writings reasonably requested and necessary for Mr. Kertz to perfect his title to the MK Patent Rights and to secure and to obtain the record title to such Patents Rights whenever possible. VPI shall bear all costs incurred in the preparation and prosecution of all domestic and foreign patent applications.

12.    Confidentiality. MK and VPI shall comply with the restrictions on disclosure of Confidential Information as set forth below:

12.1    VPI agrees that all Confidential Information relating to MK Technology shall for all purposes be regarded by MK as strictly confidential and held by VPI in confidence and solely for the MK’s benefit and use. Such Confidential Information shall not be used by VPI or directly or indirectly disclosed by VPI to any person other than MK except with MK’s written permission except as provided in Paragraph 10. The obligation of VPI under this Paragraph shall survive any termination or expiration of this Agreement except a termination caused by an uncured material breach by VPI in its performance under this Agreement which results in MK engaging another entity to conclude the Development Program.

12.2    MK agrees that all Confidential Information relating to VPI Technology shall for all purposes be regarded by MK as strictly confidential and held by MK in confidence and solely for VPI’s benefit and use. Such knowledge and information shall not be used by MK or directly or indirectly disclosed by MK to any person other than VPI except with VPI’s written permission. The obligation of MK under this Paragraph shall survive any termination or expiration of this Agreement except a termination caused by an uncured material breach by MK in its performance under this Agreement which results in VPI engaging another entity to conclude the Development Program.

12.3    MK agrees that it shall cause all of its employees, independent contractors and other agents to keep all Confidential Information confidential and agrees that before disclosing such Confidential Information to any such person, it shall cause such person to execute a written nondisclosure agreement agreeing to keep such Confidential Information confidential.

13.    Term and Termination.

13.1    Term. The term of this Agreement shall be for a period of five years beginning on the Effective Date hereof, subject to Paragraphs 13.2-13.6 below. Upon the expiration of the initial five-year term, this Agreement may be extended upon the mutual agreement of the parties.

13.2    This Agreement shall terminate upon the termination of the Master License Agreement between the parties dated _______, 2005.

13.3    This Agreement may be terminated by VPI at any time upon written notice of at least thirty (30) days. During the period between the date of the termination notice and the termination date (the “Termination Period”), MK shall not hire additional personnel or add personnel to work on the Development Program, nor shall MK purchase additional equipment or make any other substantial expenditures toward the Development Program inasmuch as the parties acknowledge that the Termination Period is intended to be a time for an orderly wind-down of this Product Development Agreement. MK shall be entitled to payment for all work performed through the end of the Termination Period and shall not be entitled to other damages or payments as a result of the termination.

13.4    MK shall not be entitled to terminate this Agreement except upon the breach or default of VPI of the terms and conditions of this Agreement after its failure to cure pursuant to Section 13.6 hereof.

13.5    In the event that Mr. Kertz no longer consults with MK, VPI shall have the right to terminate this Agreement.

13.6    In the event that either party hereto shall commit any breach of or default in any of the terms or conditions of this Agreement, and also shall fail to remedy such default or breach within sixty (60) days after receipt of written notice thereof from the other party hereto, the party giving notice may, at its option in addition to any other remedies which it may have at law or in equity, terminate this Agreement by sending notice of termination in writing to the other party to such effect, and such termination shall be effective as of the date of the receipt of such notice.

13.7    Within thirty (30) days after the Completion Date of the Development Program or within thirty (30) days of termination of this Agreement for any reason, MK shall reduce to tangible form all MK Technology relating to the Development Program to the extent possible and shall deliver to VPI all property described in Paragraph 5 held by or under the control of MK relating to Development Programs.

14.    Exclusive Rights. During the term of this Agreement, neither MK nor VPI shall enter into any agreement or arrangement with any other person, firm, corporation or entity to conduct any research of any kind within the scope and definition of the Development Program or which otherwise relates to New Products under consideration for a Development Program.

15.    Representations and Warranties of MK. MK hereby makes the following representations and warranties:

15.1    MK hereby represents and warrants that to the best of its knowledge, the performance of the Development Programs or the New Products resulting therefrom will not infringe upon any known patents.

15.2    MK hereby represents and warrants that it reasonably believes that it will be able to develop the New Products through the performance of the Development Programs and that it will use its best efforts to do so.

 15.3    Nothing in this Agreement shall be construed as a warranty or representation by MK that the research and development in connection with the Development Programs will lead to the successful completion of a commercial or otherwise marketable Product.

15.4    MK represents and warrants that Malcolm Glen Kertz will personally participate extensively in all phases of the Development Programs during the period of his consulting relationship with VPI.

15.5    MK represents and warrants that it has no prior commitments, arrangements or agreements with other parties which might interfere with or preclude the performance of its obligations under this Agreement.

16.    Representations and Warranties of VPI.

16.1    VPI represents and warrants that, as of the Effective Date, it is a company, duly organized under the laws of Canada, and is in good standing and qualified to do business in any state where the nature of its business and properties so require.

16.2    VPI represents and warrants that the execution of this Agreement has been duly authorized by all necessary corporate or VPI action, and VPI has the full power and authority to enter into and carry out its obligations under this Agreement.

16.3    VPI covenants that it will not make any representations or warranties on behalf of MK with respect to the subjects of this Agreement in the offering for sale of any interests in VPI or in the raising of funds for VPI.

16.4    VPI agrees to indemnify and hold MK harmless from any liabilities, costs and expenses (including attorneys’ fees and expenses), obligations and causes of action arising out of or related to any breach of the representations and warranties made by VPI herein.

17.    Independent Contractor. The parties agree that the activities of MK hereunder are in the capacity of an independent contractor and that MK has the authority to contract and direct the performance of the Development Programs. The number of employees used by MK in conducting operations hereunder, their selection, and the hours of labor and compensation for services performed shall be determined by MK. MK may subcontract with other persons in order to fulfill its obligations hereunder with the prior advance approval in writing by VPI; however, the employment of any subcontractor shall not release MK from its obligations under the terms of this Agreement.

18.    Right of First Offer.

18.1    In the event MK desires to assign all or any part of its rights, privileges and interests under this Agreement, MK shall first offer (“Right of First Offer”) such assignment to VPI by notifying VPI in writing of the terms and conditions upon which MK would be willing to make such an assignment; and VPI shall have the right to acquire said rights, privileges and interests of MK by accepting the offer in accordance with said terms and conditions or equivalent cash. If within fifteen (15) days after receipt of MK’s notice, VPI advises MK of its acceptance of the offer as stated in the notice, MK agrees to promptly make the assignment to VPI on the stated terms and conditions and shall have an additional thirty (30) business days, if the assignment price is less than $1 Million Dollars and sixty (60) days if the assignment price is over $1 Million Dollars, to pay for the same with delivery against payment.

18.2    If within fifteen (15) days after receipt of MK’s notice, VPI does not indicate its acceptance of the offer as stated in the notice, MK shall thereafter have the right, subject to the prior written consent of VPI, to make the assignment to another person, firm or corporation on the same terms and conditions as stated in the notice. Should VPI not exercise its Right of First Offer and should the contemplated assignment not be completed within ninety (90) days from the date of MK’s notice, or should the terms and conditions thereof be altered in any way, this Right of First Offer shall be reinstated in any subsequent proposed assignment, or the altered terms and conditions for the current transaction, must again be offered by MK in accordance with the terms of Paragraph 18.1.

18.3    Immediately prior to MK going into bankruptcy, VPI shall have a Right of First Offer on any of MK’s assets at fair market value.

18.4    It is hereby agreed that prior to sale to a third party contemplated pursuant to Paragraphs 18.1 and 18.2 above, the purchaser shall agree to be bound by the terms of this Agreement and to assume all of MK’s obligations to VPI thereunder.

18.5    VPI shall have the right to transfer and/or assign this Agreement by providing written notice to MK, provided that VPI is in good standing under this Agreement and the transferee or assignee assumes all obligations of VPI to MK under this Agreement.

19.    Mediation and Arbitration. If a dispute arises between the parties regarding this Agreement, the parties agree to resolve the dispute in the following manner:

(a)    Negotiation.

(1)    The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives of the parties who have authority to settle the controversy. Any party may give the other party written notice of any dispute not resolved in the normal course of business. Within 15 days after delivery of the notice, the receiving party will submit to the other a written response. The notice and the response will include (i) a statement of each party’s position and a summary of arguments supporting that position, and (ii) the name and title of the executive who will represent that party and of any other person who will accompany the executive. Within 30 days after delivery of the disputing party’s notice, the executives of both parties will meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one party to the other will be honored.

(2)    All negotiations pursuant to this clause are confidential and will be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

(b)    Non-binding Mediation. If the dispute has not been resolved by negotiation within 60 days of the disputing party’s notice, or if the parties failed to meet within 45 days, the parties will endeavor to settle the dispute by mediation under the presently effective Center for Public Resources (“CPR”) Model Procedure for Mediation of Business Disputes. The neutral third party will be selected from the CPR Panels of Distinguished Neutrals with the assistance of CPR.

(c)    Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the enforcement, breach, termination or validity thereof, that has not been resolved by mediation pursuant to the preceding paragraph within 90 days from the appointment of a neutral third party will be settled by arbitration in accordance with the CPR Rules for Non-Administered Arbitration of Business Disputes in effect on the date of this Agreement, by a sole arbitrator. If the parties cannot agree upon an arbitrator for a panel recommended by CPR, then CPR will select the arbitrator. Any other choice of law clause to the contrary in this Agreement notwithstanding, the arbitration will be governed by the United States Arbitration Act, 9 U.S.C. § 1-16, and judgment upon the award rendered by the Arbitrator may be entered by any court having jurisdiction thereof. The place of the arbitration will be Houston, Texas. Insofar as the proceeding relates to patents, it will also be governed by 35 U.S.C. § 294, to the extent applicable. The arbitrator is not empowered to award trebled, punitive or any other damages in excess of compensatory damages, and each party irrevocably waives any claim to recover any such damages. The arbitrator will make a reasoned award. If the result achieved in arbitration by the party instituting the arbitration is not more favorable to that party than the last offer made by the other party during the mediation, the former party will reimburse the legal fees, expert fees and other expenses reasonably incurred by the latter in the arbitration.

20.    Applicable Law. The validity, interpretation, and performance of this Agreement shall be controlled by and construed under the laws of the State of Texas.

21.    Addresses of the Parties for Notices and Payments. Notices and payments shall be delivered, postage and charges prepaid, personally, by Federal Express or by the U.S. Postal Service, return receipt requested to the address set forth below for each party or such other address or depository as may be designated from time to time.

22.    Waiver. The failure of either party at any time to require performance by the other party of any provision hereof shall not affect in any way the full right to require such performance at any time thereafter, nor shall the waiver by either party of any breach of any provision hereof be taken or held to be a waiver of the provision itself.

23.    Attorneys’ Fees. Should an action be instituted to enforce any of the provisions of this Agreement, or by reason of breach or default in any of the covenants, representations, warranties, terms or conditions of this Agreement, the prevailing party shall be entitled to recover costs and attorneys’fees in such amount as the court in such action shall adjudge reasonable.

24.    Complete Agreement. All documents and exhibits attached hereto or referred to herein constitute a part of this Agreement. This Agreement contains all representations, warranties and agreements made by the parties hereto relating to the subject matter hereof and supersedes any prior understandings, restrictions, representations, warranties and agreements between them with respect thereto other than those provided herein. It is the intention of the parties to incorporate into this Agreement their full and complete understanding, and no amendment, modification or addition hereto shall have effect or be binding unless it is in writing and signed by the parties hereto.

25.    Titles. The titles to the sections of this Agreement are for convenience only and are not a part of this Agreement and shall have no effect upon the construction or interpretation of any part of this Agreement.

26.    Counterpart Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

27.    Authority for Execution. By his signature below, each of the undersigned individuals represents and warrants that he or she has executed this Agreement with the power and express authority of the entity on whose behalf he or she has signed.

IN WITNESS WHEREOF, this Agreement is executed on the dates set forth beside each signature below.

MK ENTERPRISES LLC

WITNESS:_______________________________________	By:	/s/

Perry A. Martin, President Date:_______________

VALCENT PRODUCTS, INC.

WITNESS:_______________________________________	By:	/s/

Name: Title: Date:_______________

EXHIBIT “A”

U.S. Patent 6,122,861 Plant Growing Room

EXHIBIT “B”

DUST WOLF

The duster is a simple device that fits on the end of most standard vacuum cleaners. It uses the negative pressure of the incoming air to drive a rotating brush that is covered with soft bristles. The alignment of the brush is such that upon each rotation of the brush, the bristles move across the air import vent that runs the length of the brush. Using the vacuum power, this cleans the brush on each rotation and prevents the spread of dust to surrounding areas. The brush is driven by an impeller mounted in the base of the Dust Wolf just above the connection port that goes to the vacuum cleaner hose. The incoming rush of air drives the impeller and thus turns the brush. The length of the brush is designed to allow the Dust Wolf to easily clean a large surface, specifically several mini-blind blades at a time.

SONIQUE

Sonique is a sonic skin care system with various attachments that facilitates personal hygiene. It utilizes specific ultrasonic frequencies to vibrate a cleaning head at the end of the device. This ultrasonic vibration has many beneficial effects on the skin’s surface that can be enhanced through the use of different attachments, i.e. deep-seated soil can be brought to the surface, dead skin can be exfoliated and the skin can be rejuvenated. The system is operated on a rechargeable battery that is built into the unit.

TOMORROW GARDEN

The Tomorrow Garden (TG) and associated Plant Tissue Culture (PTC) Process result in a kit designed to take advantage of PTC and offer, direct to the consumer, an easy to use kit featuring plants not readily available in the marketplace. These plants are of a guaranteed superior quality and have significantly improved “Fresh Life” span. PTC or ‘micro-propagation’ is a laboratory process that allows for the rapid production of mass quantities of genetically identical plants. This process removes the randomness of genetics by using the plant’s own cells that already exhibit the identified desirable traits. The Tomorrow Garden Kits are multi-plant packages (typically 6 packs) arranged in pre-selected themes i.e. Italian herbs, pet plants, African violets, etc. to suit the client’s preferences.

EXHIBIT “C”

ELECTRONIC PLANT STIMULATOR

The invention relates to the electronic stimulation of plant development. More particularly, it relates to the stimulation of plant development through electrifying the environment around a plant or part of a plant with an electrical field, preferably a pulsed field. The invention also relates to an electronic method of stimulating the active membrane transport systems of growing plants and harvested plant products in order to promote growth and extend the shelf life of harvested material. The invention is of particular interest as it relates to shipment and marketing of cut flowers, greens and trees and more particularly to methods and apparatus for handling, shipping, and marketing of cut flowers.

EXHIBIT “D”

PRODUCT LICENSE AGREEMENT

THIS PRODUCT LICENSE AGREEMENT (hereinafter referred to as the “License Agreement”), by and between MK Enterprises LLC, a Nevada corporation, having a place of business at 1300 Clay Street, Winfield, Louisiana 71483 (hereinafter referred to as the “Licensor”), and Valcent Products, Inc., an Alberta Canada corporation, having a place of business at Suite 420, 475 Howe Street, Vancouver, British Columbia, Canada (hereinafter referred to as the “Licensee”).

W I T N E S S E T H:

WHEREAS, Licensor is the exclusive licensee of certain Patent Rights and KnowHow, hereinafter defined, owned by Malcolm Glen Kertz and has developed a Licensed Product, hereinafter defined; which utilize the Patent Rights and Know-How; and

WHEREAS, Licensee desires to license the Patent Rights and Know-How to commercialize the Licensed Product and to be the exclusive world-wide licensed manufacturer, marketer, and seller of the Licensed Products, all as set forth in this License Agreement; and

WHEREAS, Licensor desires to grant to Licensee such rights and licenses, as set forth in this License Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and obligations hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Each of the following terms shall, wherever found in this License Agreement, be used and understood in accordance with the corresponding definition below:

1.1    “Territory” shall mean the entire world and each and every country, jurisdiction and/or sovereign nation therein.

1.2    “Licensed Product” shall mean the product described on Exhibit “A”, attached hereto and made a part hereof, and any other goods that embody, employ, include or incorporate the Patent Rights and Know-How. Licensed Product shall also include Elected Improvements. The Licensed Product may also be referred to in the plural and termed Licensed Products.

1.3    “Ancillary Products” shall mean any goods or services relating to the Licensed Product including goods and services sold as a part of the Licensed Product, goods sold as replacement parts for the Licensed Product, or goods and services sold to repair the Licensed Product.

1.4    “Patent Rights” shall mean and include the patents and applications set forth on Exhibit “A”, attached hereto and made a part hereof, and/or any divisions, continuations or reissues thereof, all foreign patent applications corresponding thereto, and all United States and foreign patents issued upon any such applications. The term Patent Rights shall further include any United States and foreign patents and patent applications covering the Elected Improvements but shall not include continuation-in-part applications unless the new matter in the continuation-in-part application is an Elected Improvement.

1.5    “Know-How” shall mean all of the technical know-how, trade secrets, technical information, and knowledge, directly or indirectly, relating to the manufacture and use of the Licensed Product, including, without limitation, configurations, formulas, engineering, materials, scientific and practical information and the disclosure in the Patent Rights, whether patentable or unpatentable, and all physical manifestations or embodiments of the Licensed Product including without limitation all data specifications, prototypes, drawings, schematics, notes, records and other writings; all such Know-How to be used or practiced or capable of being used or practiced in the manufacture and use of the Licensed Product.

1.6    “Improvements” shall mean and include any improvements and modifications to the Licensed Product, including, without limitation, the materials and configuration of the Licensed Product; and any machinery or equipment for the manufacture or use of the Licensed Product, together with any improvements and modifications thereof, developed by Licensor during the term of this License Agreement.

1.7    “Elected Improvements” shall mean those Improvements elected by Licensee pursuant to Paragraph 4.2 hereof.

1.8    “Net Sales” of the Licensed Product or Ancillary Products for any given period shall mean monies actually received by Licensee during the said period in consideration for the Licensed Product and Ancillary Products, adjusted for exchanges and returns of the Licensed Product and Ancillary Products sold or delivered during a previous period. Net Sales shall not include any charges for freight, packing, or insurance if such charges are identified and billed separately and in addition to the list price for the Licensed Product and Ancillary Products; nor shall Net Sales include charges for tax or duty on sales or delivery of the Licensed Product and Ancillary Products.

1.9    “License Year” shall mean each successive period of twelve months, commencing on March 31 in the year in which the License Agreement becomes effective.

1.10    “Effective Date” shall mean ________, _____, which is the day on which this License Agreement shall begin effect.

1.11    “Affiliate” shall mean a company, sole proprietorship, partnership, joint venture or corporation in which one of the parties hereto and/or their officers, directors or shareholders, owns or controls, directly or indirectly, at least twenty percent (20%) of the voting stock and/or equity, or a company, sole proprietorship, person, partnership, joint venture, or corporation which owns at least twenty percent (20%) of the voting stock and/or equity of one of the parties hereto.

ARTICLE II
GRANT OF LICENSES

2.1    Licensor grants to Licensee the exclusive right and license throughout the Territory to use and employ the Patent Rights and Know-How to make, use and sell the Licensed Product and Ancillary Products for the term hereof and subject to the provisions of this License Agreement.

2.2    The licenses granted pursuant to Paragraph 2.1 above shall specifically include the right of Licensee to grant sublicenses throughout the Territory. Any sublicense granted by Licensee shall be consistent with the terms of this License Agreement and shall grant to Licensor rights parallel to those contained herein including, but not limited to, the right to receive royalty payments from sublicensees in accordance with the Running Royalty set forth in Paragraph 3.1 below, attached hereto and made a part hereof. Any sublicense granted pursuant to this Paragraph 2.2 that varies the terms of this License Agreement or does not grant to Licensor rights parallel to this License Agreement shall require the prior written approval of Licensor. Licensee shall provide Licensor with copies of all documents or contracts regarding any sublicense hereunder.

2.3    Within ten (10) days after execution of this License Agreement, Licensor shall supply to Licensee, at a mutually agreeable location, without expense to Licensee, all Know-How, including materials and written information related to the Licensed Product and Ancillary Products not previously delivered.

ARTICLE III
CONSIDERATION - PAYMENT - REPORTING - RECORDS

3.1    Licensee agrees to pay a one-time, non-refundable license fee (“License Fee”) in the amount of Fifty Thousand Dollars ($50,000) upon the execution of this License Agreement. Licensee agrees to pay a royalty (hereafter “Running Royalty”) to Licensor for the term of this License Agreement in the amount of Fiur and One Half Percent (4.5%) of Net Sales of the Licensed Product and Three Percent (3%) of Net Sales of any Ancillary Products of the Licensed Product. The License Fee is an advance payment of Running Royalties and the initial Fifty Thousand Dollars ($50,000) of Running Royalties shall be set off against the License Fee.

3.2    The amount of the Running Royalties payable according to Paragraph 3.1 have been negotiated to include payment of the license for the Know-How and the Patent Rights without regard to the patentability of the Patent Rights.

3.3    Beginning in the second License Year, in the event that the total Running Royalty paid by Licensee to Licensor according to Paragraph 3.1 in a License Year for the Licensed Product and related Ancillary Products, does not exceed a Minimum Royalty in the amount Fifty Thousand Dollars ($50,000) for such License Year for the Licensed Product, then Licensee shall pay to Licensor an amount (hereafter “Adjustment Royalty”) equal to the Minimum Royalty for such License Year for the Licensed Product, less the total Running Royalty actually paid for the Licensed Product during such License Year.

3.4    Notwithstanding anything to the contrary contained in this License Agreement and particularly Article IX, Licensor shall have the right to transfer or assign a portion of the Running Royalty to selected individuals upon written notice to Licensee prior to the execution of this License Agreement. Such future payment of Running Royalties shall be made directly to such selected individuals and rights to such shares and Running Royalties shall be governed by and be subject to this License Agreement.

3.5    In the event that Licensee fails to pay the Adjustment Royalty pursuant to Paragraph 3.3, Licensor shall give Licensee written notice of such failure and request confirmation of Licensee’s intent not to pay such Adjustment Royalty. If Licensee responds that such failure was not intentional, then Licensee shall have 30 days after receiving said notice to pay the Adjustment Royalty.

3.6    In the event Licensee intentionally fails to pay the Adjustment Royalty for a License Year, then Licensor shall have the right to terminate this License Agreement pursuant to the terms and conditions as stated in Article VIII. In the event of a dispute between the parties as to the Adjustment Royalty, the parties agree to submit the matter to binding mediation and arbitration pursuant to Article XII.

3.7    For the purposes of computing and paying the Running Royalty and the Adjustment Royalty (“Royalties”) pursuant to this Article:

(a)    The Licensed Product and Ancillary Products shall be deemed sold and Licensor’s Running Royalty thereon earned upon receipt by Licensee of amounts invoiced for the Licensed Product and Ancillary Products, and Licensor’s Running Royalty shall be due as set out in Paragraphs (c) and (d) below.  (b) Payment of the Royalties shall be in U.S. Dollars by certified check or wire transfer to a bank account specified by Licensor and the selling price, for purposes of computations of such Royalties, shall be converted to U.S. Dollars, when necessary, as of the date when the Licensed Product are deemed sold. (c) Payment of the Running Royalty shall be due and paid to Licensor within sixty (60) days of the close of each three (3) month period during each License Year of the term of this License Agreement. (d) Payment of the Adjustment Royalty shall be due and paid to Licensor within sixty (60) days of the close of each License Year.  (e) The Royalties due hereunder shall be calculated using U.S. Generally Accepted Accounting Principles.

3.8    Together with each quarterly payment, Licensee shall render to Licensor a written report stating, for the preceding three-month period covered by such payment, the number of units of each of the Licensed Product sold by Licensee and sublicensees in such quarter, the Unit Sales of Licensee and sublicensees for the Licensed Product and Ancillary Products, the Net Sales of the Licensed Product and Ancillary Products sold by Licensee and sublicensees in such quarter, the royalties or other consideration received from sublicensees, the Running Royalty and any Adjustment Royalty due to Licensor, and the Running Royalty paid by Licensee and sublicensees for said three-month period.

3.9    Licensee agrees to keep records of the Licensed Product and Ancillary Products sold in sufficient detail to enable the Running Royalty payable by it to Licensor to be determined and further agrees to permit its books and records pertinent to the Licensed Product and Ancillary Products to be examined from time to time, but not more often than twice a year, during normal business hours by providing at least five business days written notice, to the extent necessary to verify the amount of Royalties payable hereunder.

3.10    Pursuant to Paragraph 3.9, Licensor shall have the right to appoint an independent certified public accountant (“CPA”) at its own expense to determine that the correct amount of Royalties have been paid. If the Licensor determines there are discrepancies requiring adjustment, the Licensee shall pay the amount of any underpayment of Royalties within 30 days unless both parties cannot reach agreement whereby the parties shall subject themselves to binding mediation and arbitration pursuant to Article XII forthwith. Any overpayment of Royalties shall be deducted from future Royalty payments without recourse to Licensor.

3.11    If the results of the examination pursuant to Paragraphs 3.9 and 3.10 determine that the Royalties were underpaid by an amount greater than or equal to 5% of the actual Royalties calculated over the last four quarters covering Licensee’s fiscal year resulting from matters within Licensee’s control, then Licensee agrees to pay the cost of the examination plus a penalty equal to 10% of the amount of the underpayment in Royalties, the amount of the underpayment and the reimbursement of the costs of examination to be paid within thirty days of written notice of the underpayment. Further Licensor shall have the right to examine the calculation of Running Royalties over the succeeding two quarters at Licensee’s cost.

ARTICLE IV
IMPROVEMENTS

4.1    Licensor and Licensee agree that they shall keep each other mutually informed of any Improvements of which they become aware during the term hereof, whether they become aware of such Improvements through their own efforts or efforts of third parties. Licensor and Licensee shall inform one another of the nature and substance thereof within thirty (30) days following awareness of such Improvements.

4.2    Licensee shall have the right, for a period of ninety (90) days following a written communication to Licensee by Licensor describing the Improvements that have been reduced to practice by Licensor, to elect to include such Improvements within the terms of this License Agreement whereby such Improvements shall become Elected Improvements. If Licensee fails or refuses to so elect, Licensee hereby releases any rights to such Improvements to Licensor and Licensor shall be free to commercialize such Improvements without accounting to Licensee. Should Licensor elect such Improvements and subsequently and commercialize such Improvements, Licensee agrees to pay Royalties on such Improvements in accordance with Paragraph 3.1.

4.3    Licensor and Licensee agree to execute any documents or papers deemed necessary to effectuate the intent of this Article IV and further to execute such documents or papers as may be necessary for the prosecution of any patents or applications for patents covering the Elected Improvements. All expenses with respect to such assignments or patent applications shall be borne by the party making such request and prosecuting such applications.

ARTICLE V
PATENT APPLICATIONS AND PATENTS

5.1    The parties hereto agree that Licensor’s consultant, Malcolm Glen Kertz, shall hold the entire right, title, and interest in and to the Patent Rights and Know-How, and Licensee agrees to perform all acts and to execute, acknowledge and deliver all instruments or writings reasonably requested and necessary for Malcolm Glen Kertz to perfect title to the Patent Rights and Know-How. Malcolm Glen Kertz shall grant an exclusive license of the Patent Rights and Know-How to Licensor who shall grant rights and licenses in the Patent Rights and Know-How to Licensee.

5.2    The parties hereto agree that they will procure Patent Rights on the Licensed Products. Licensor shall have the sole right to prosecute, control, and pursue such Patent Rights under the patent laws of the United States and foreign countries. Licensor agrees to prosecute, with good faith and due diligence, all pending and future patent applications. All fees, costs and expenses shall be borne by Licensee. Licensee agrees to cooperate with Licensor to whatever extent is necessary to procure such patent protection.

5.3    In the event Licensee decides to abandon any pending United States or foreign patent application or to not pay any annuity or maintenance fee required by any country, Licensee shall give Licensor thirty (30) days prior written notice of such decision and shall allow Licensee to become the owner of such United States or foreign patent or application and to pay such fee. Licensee’s decision shall have no effect on the Royalties.

5.4    Licensor agrees to keep Licensee fully informed, at Licensee’s expense, of the prosecution of all U.S. and foreign patent applications including submitting to the Licensee copies of all official actions and responses thereto.

5.5    Licensee shall have the right to conduct an audit of the Patent Rights to ensure that the Patent Rights are in good standing and that Licensor has maintained them in good standing during the term of this License Agreement. In the event that Licensee determines that the Patent Rights are not in good standing, then Licensee shall have the right to place such Patent Rights in good standing and if necessary, to seek relief through binding mediation and arbitration pursuant to Article XII if the failure to maintain the Patent Rights in good standing may cause or has caused the Licensee damages.

5.6    Licensee agrees to comply with any marking requirements of Licensor to insure compliance with 35 U.S.C. § 287, and agrees to insure compliance by its sublicensees, if any.

ARTICLE VI
CONFIDENTIALITY

6.1    Subject to the rights of the parties pursuant to the licenses granted in Article II, the parties agree to receive and hold in confidence the Know-How, Patent Rights, and Improvements revealed pursuant to this License Agreement. The provisions of this paragraph shall not be applicable with respect to any portion of the Know-How, Patent Rights and Improvements which:

(a)    is, or shall have been in the possession of disclosee prior to the first disclosure by discloser thereof to disclosee;

(b)    is, or through no fault of the disclosee, becomes published or otherwise available to others or the public under circumstances such that such others or the public may utilize the Know-How, Patent Rights and Improvements without any direct or indirect obligation to Licensor or Licensee;

(c)    is, or at any time may be, acquired by the disclosee from any third party rightfully possessed of the Know-How, Patent Rights and Improvements and having no direct or indirect obligation to the discloser with respect to such Know-How, Patent Rights and Improvements; or

(d)    is necessarily disclosed through the sale of the Licensed Product pursuant to this License Agreement.

6.2    Licensee agrees to protect and safeguard the Know-How, Patent Rights, and Improvements (“Confidential Information”) against unauthorized publication or disclosure by the same procedures utilized by Licensee in regard to its own Confidential Information, and agrees not to use any of the Confidential Information except for such purposes and licenses as are authorized and granted by this License Agreement. Licensee further agrees that the Confidential Information will be disclosed only to such of Licensee’s employees, sublicensees, agents, or contractors as have need for such Confidential Information in furtherance of the purposes for which Licensee is authorized to use it. Licensee will cooperate with Licensor in the enforcement of any secrecy agreement executed by such persons and will insure that all sublicensees, employees, and others to whom Licensee discloses Confidential Information executes such a secrecy agreement.

ARTICLE VII
INFRINGEMENT BY OTHERS; PROTECTION OF PATENTS

7.1    Licensor and Licensee shall each promptly inform the other of any suspected infringement of any Patent Rights by a third party, and Licensor and Licensee each shall have the right to institute an action for infringement of the Patent Rights against such third party in accordance with the following procedure:

(a)    Licensee shall have the right to institute suit in its name. Licensee shall bear the entire cost thereof, including attorneys’ fees, and shall be entitled to retain the entire amount of the recoveries, if any, whether by judgment, award, decree or settlement, subject to Licensor’s right of approval of any provisions relating to the validity and/or infringement of the Patent Rights and provided, however, that Licensor shall be paid any back Royalties relating to such action. Licensee shall exercise control over such actions; provided, however, that Licensor may, if it so desires, be represented by counsel of its own selection, the fees for which counsel shall be borne by Licensee.

(b)    If Licensee determines not to institute a suit and in the event that Licensor and Licensee agree to institute suit jointly, the suit shall be brought in both their names, the cost thereof, including attorneys’ fees, shall be borne by mutual agreement and in the event the parties cannot reach mutual agreement, then the cost thereof shall be borne equally. The recoveries, if any, whether by judgment, award, decree or settlement, shall be shared in proportion to the costs borne by each party. Licensor’s share of the costs of such suit shall be deducted, at Licensor’s option, from Royalties payable to Licensor pursuant to Article III. Licensor shall exercise control over such actions; provided, however, that Licensee may, if it so desires, be represented by counsel of its own selection, the fees for which counsel shall be borne by Licensee.

(c)    In the absence of agreement to institute a suit jointly and if Licensee determines not to institute a suit, Licensor may institute suit. Licensor shall bear the cost of such litigation including attorneys’ fees and shall be entitled to all recoveries, if any, whether by way of judgment, award, decree or settlement.

7.2    Should either party commence a suit under the provisions of Paragraph 7.1 and thereafter elect to abandon the same, it shall give timely notice to the other party who may, if it so desires, continue prosecution of such suit; provided, however, that the sharing of expenses and recovery in such suit shall be agreed upon between the parties.

ARTICLE VIII
TERM AND TERMINATION

8.1    This License Agreement shall terminate upon the termination of Licensee’s payment of Royalties pursuant to this License Agreement, unless sooner terminated as provided in this License Agreement.

8.2    Notwithstanding anything to the contrary contained in this License Agreement, Licensee shall have the absolute right to terminate this License Agreement by notifying Licensor in writing, discontinuing sales and paying any Royalties due.

8.3    In the event Licensee shall commit a substantial breach of any of the provisions of this License Agreement, Licensor shall provide written notice of the substantial breach to Licensee. If such breach is capable of being remedied or made good, Licensee shall have thirty (30) days to remedy or make good such breach or to submit the matter to binding mediation and arbitration pursuant to Article XII. If such breach is remedied within such time period, this License Agreement shall continue in full force and effect. If such breach is not remedied or submitted to mediation and arbitration within such time period, Licensor may terminate this License Agreement upon ten (10) days written notice.

8.4    This License Agreement shall automatically terminate if Licensee shall become bankrupt, or if a receiver shall be appointed for any of the property or assets of Licensee, or if Licensee shall make a general assignment or compromise of its obligations with its creditors, if Licensee files for bankruptcy protection, or if the Licensee becomes insolvent, or if the whole or any part of the business or shareholdings of Licensee shall be subjected to compulsory acquisition, nationalization, or forced sale.

8.5    Licensor shall have the right to terminate this License Agreement upon the failure of Licensee to pay the Adjustment Royalty pursuant to Paragraphs 3.3 and 3.5. If the matter is submitted to binding mediation and arbitration pursuant to Article XII, then this License Agreement shall not be terminated while the arbitration is pending and the arbitrator’s decision has not yet been rendered.

8.6    Licensor shall not have the right to cancel this License Agreement for any reason other than as provided for under this License Agreement.

8.7    Upon termination of this License Agreement pursuant to the foregoing provisions of this Article VIII, the license granted hereunder shall terminate, and Licensee shall have no duty to pay the Royalties pursuant to Article III. Any Royalties accrued but not paid as of the date of such termination shall be paid to Licensor within thirty (30) days after such termination.

8.8    Irrespective of the existence of an issued and unexpired Patent Rights and upon termination of this License Agreement, Licensee may complete and sell any Licensed Products and Ancillary Products in the process of production or sale by Licensee at the time of termination or for which raw materials for the production have been purchased, and may sell any inventory of Licensed Products or Ancillary Products produced or sold by Licensee on hand at the time of termination; provided that Licensee shall continue to account for and pay Running Royalties thereon as if the License Agreement had not been terminated. Notwithstanding the above, Licensee shall have no right and license to sell Licensed Products or Ancillary Products six months after the effective date of the termination of this License Agreement.

8.9    Upon termination of this License Agreement for any reason, Licensee shall assign to Licensor all sublicenses granted pursuant to Paragraph 2.2 such that all Royalties or other consideration to be paid by sublicensees thereafter will be paid to Licensor.

8.10    The duties and obligations of the parties pursuant to Paragraphs 3.1, 6.1, and 6.2 shall survive any termination of this License Agreement.

ARTICLE IX
ASSIGNMENT AND SALE

9.1    Licensor agrees not to transfer or assign its interest in this License Agreement, except to Perry A. Martin and/or Malcolm Glen Kertz , without the prior written consent of the Licensee. If Licensor transfers this License Agreement to Perry A. Martin and/or Malcolm Glen Kertz, Perry A. Martin and/or Malcolm Glen Kertz shall be equally bound to Licensor’s obligations to the Licensee as defined in this License Agreement.

9.2    In the event Licensor desires to assign all or any part of its rights, privileges and interests under this License Agreement, Licensor shall first offer (“Right of First Offer”) such assignment to Licensee by notifying Licensee in writing of the terms and conditions upon which Licensor would be willing to make such an assignment; and Licensee shall have the right to acquire said rights, privileges and interests of Licensor by accepting the offer in accordance with said terms and conditions or equivalent cash. If within fifteen (15) days after receipt of Licensor’s notice, Licensee advises Licensor of its acceptance of the offer as stated in the notice, Licensor agrees to promptly make the assignment to Licensee on the stated terms and conditions and shall have an additional thirty (30) business days, if the assignment price is less than $1 Million Dollars and sixty (60) days if the assignment price is over $1 Million Dollars, to pay for the same with delivery against payment.

9.3    If within fifteen (15) days after receipt of Licensor’s notice, Licensee does not indicate its acceptance of the offer as stated in the notice, Licensor shall thereafter have the right, subject to the prior written consent of Licensee, to make the assignment to another person, firm or corporation on the same terms and conditions as stated in the notice. Should the Licensee not exercise its Right of First Offer and should the contemplated assignment not be completed within ninety (90) days from the date of Licensor’s notice, or should the terms and conditions thereof be altered in any way, this Right of First Offer shall be reinstated in any subsequent proposed assignment, or the altered terms and conditions for the current transaction, must again be offered by Licensor in accordance with the terms of Paragraph 9.2.

9.4    Immediately prior to Licensor going into bankruptcy, Licensee shall have a Right of First Offer on any of Licensor’s assets at fair market value.

9.5    It is hereby agreed that prior to sale to a third party contemplated pursuant to Paragraphs 9.1 and 9.2 above, the purchaser shall agree to be bound by the terms of this License Agreement and to assume all of Licensor’s obligations to Licensee thereunder.

9.6    Licensee shall have the right to transfer and/or assign this License Agreement by providing written notice to Licensor, provided that Licensee is in good standing under this License Agreement and the transferee or assignee assumes all obligations of Licensee to Licensor under this License Agreement.

ARTICLE X
REPRESENTATIONS AND WARRANTIES

10.1    Licensor hereby represents and warrants to Licensee that Licensor is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Licensor further represents and warrants that it has not heretofore made any license, commitment or agreement, or will Licensor make any license, commitment or agreement for the term of this License Agreement which is inconsistent with this License Agreement and the rights granted herein, and that it has full and complete power and authority to enter into and carry out its obligations under this License Agreement and under any agreements and documents which may be executed in connection herewith. Licensor represents and warrants that to the best of its knowledge, the Patent Rights do not infringe upon the proprietary rights or patents of any third party. Licensor represents that to the best of its knowledge, Licensor is not aware of any regulations or laws in the Territory that might presently apply such that the sales potential of any of the Licensed Product is limited or reduced through legal violation or potential violation. Licensor agrees to indemnify and hold Licensee harmless of any liabilities, costs and expenses (including attorneys’ fees and expenses), obligations and causes of action arising out of or relating to any breach of the representations and warranties made by Licensor herein.

10.2    Licensor does not represent and warrant to Licensee that patents will issue or be granted on any of the Patent Rights; or that any of the marks associated with the Licensed Product are registrable as a trademark; or that any of the Know-How is copyrightable. Further Licensor does not represent and warrant to Licensee that any of the Patent Rights have commercial value.

10.3    Licensee hereby represents and warrants to Licensor that Licensee is a corporation duly organized, validly existing and in good standing under the laws of Canada. Licensee further represents and warrants that it has not heretofore made any license, commitment or agreement, or will Licensee make any license, commitment or agreement for the term of this License Agreement which is inconsistent with this License Agreement and the rights granted herein, and that it has full and complete power and authority to enter into and carry out its obligations under this License Agreement and under any agreements and documents which may be executed in connection herewith. Licensee represents and warrants that it is Licensee’s policy not to misappropriate or violate the proprietary trade secret or confidential information of third parties. Licensee agrees to indemnify and hold Licensor harmless of any liabilities, costs and expenses (including attorneys’ fees and expenses), obligations and causes of action arising out of or relating to any breach of the representations and warranties made by Licensee herein.

ARTICLE XI
PRODUCT QUALITY AND PRODUCT LIABILITY

11.1    Licensee agrees that the Licensed Product and Ancillary Products will be produced in compliance with all federal, state and local laws. Licensee further agrees to submit samples of all finished Licensed Product and Ancillary Products, including packaging, shipping containers, and advertising, to Licensor for approval, which approval shall not be unreasonably withheld. In the event Licensee concludes that Licensor is withholding its approval unreasonably, Licensee may at its cost submit the matter to binding mediation and arbitration pursuant to Article XII with the arbitrator determining if Licensor’s approval has been unreasonably withheld. The arbitrator’s decision will be final and binding upon all parties.

11.2    Licensee shall carry Product liability insurance in an amount commensurate with the risks connected with the production and sale of the Licensed Product and Ancillary Products. Such insurance shall name Licensor and the inventors of the Patent Rights as co-insureds. As proof of insurance, Licensee shall submit to Licensor a certificate of insurance naming Licensor and the inventors of the Patent Rights as insured parties and shall require the Licensee’s insurer to notify Licensor upon the failure to pay premiums due under the policy. This submission shall be made prior to any Licensed Product or Ancillary Products being distributed or sold.

11.3    Licensee agrees to indemnify and hold Licensor harmless against any and all claims, liabilities, losses, expenses, fees, including without limitation attorneys’ fees, damages, including without limitation amounts of judgment and/or amounts paid in settlement or costs (all of the foregoing being collectively called “Costs”) incurred by it and arising out of or attributable to the production and sale of Licensed Product and Ancillary Products; provided, however, that such indemnity shall be null and void as to any cause of action, which can be shown by Licensee that Licensor knew or should have known and failed to timely inform Licensee of such cause of action. Promptly after receipt of notice of the commencement of any action or assertion of any claim against Licensor in respect of which indemnification be sought, Licensor shall notify Licensee in writing of the commencement of such action or assertion of such claim. Upon receipt of the notice of commencement of suit or assertion of such claim, Licensee shall notify Licensor within fifteen (15) days that Licensee shall appear and defend (including the sole authority to compromise and settle such claims; provided, however, that such settlement or compromise does not affect in any way the activities or rights of Licensor) against any such suit or claim at Licensee’s expense, with an attorney of its choice. In the event Licensee shall fail to give notice of and undertake to appear and defend within such fifteen (15) day period, then it is hereby expressly agreed that the right to appear and defend by Licensee has been waived, and Licensor shall proceed on its sole authority, at Licensee’s expense.

ARTICLE XII
MEDIATION AND ARBITRATION

12.1    If a dispute arises between the parties regarding this License Agreement, the parties agree to resolve the dispute in the following manner:

(a)    Negotiation.

(1)    The parties shall attempt in good faith to resolve any dispute arising out of or relating to this License Agreement promptly by negotiation between executives of the parties who have authority to settle the controversy. Any party may give the other party written notice of any dispute not resolved in the normal course of business. Within 15 days after delivery of the notice, the receiving party will submit to the other a written response. The notice and the response will include (i) a statement of each party’s position and a summary of arguments supporting that position, and (ii) the name and title of the executive who will represent that party and of any other person who will accompany the executive. Within 30 days after delivery of the disputing party’s notice, the executives of both parties will meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one party to the other will be honored.

(2)    All negotiations pursuant to this clause are confidential and will be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

(b)    Non-binding Mediation. If the dispute has not been resolved by negotiation within 60 days of the disputing party’s notice, or if the parties failed to meet within 45 days, the parties will endeavor to settle the dispute by mediation under the presently effective Center for Public Resources (“CPR”) Model Procedure for Mediation of Business Disputes. The neutral third party will be selected from the CPR Panels of Distinguished Neutrals with the assistance of CPR.

(c)    Arbitration. Any controversy or claim arising out of or relating to this License Agreement, or the enforcement, breach, termination or validity thereof, that has not been resolved by mediation pursuant to the preceding paragraph within 90 days from the appointment of a neutral third party will be settled by arbitration in accordance with the CPR Rules for Non-Administered Arbitration of Business Disputes in effect on the date of this License Agreement, by a sole arbitrator. If the parties cannot agree upon an arbitrator for a panel recommended by CPR, then CPR will select the arbitrator. Any other choice of law clause to the contrary in this License Agreement notwithstanding, the arbitration will be governed by the United States Arbitration Act, 9 U.S.C. § 1-16, and judgment upon the award rendered by the Arbitrator may be entered by any court having jurisdiction thereof. The place of the arbitration will be Houston, Texas. Insofar as the proceeding relates to patents, it will also be governed by 35 U.S.C. § 294, to the extent applicable. The arbitrator is not empowered to award trebled, punitive or any other damages in excess of compensatory damages, and each party irrevocably waives any claim to recover any such damages. The arbitrator will make a reasoned award. If the result achieved in arbitration by the party instituting the arbitration is not more favorable to that party than the last offer made by the other party during the mediation, the former party will reimburse the legal fees, expert fees and other expenses reasonably incurred by the latter in the arbitration.

ARTICLE XIII
GENERAL

13.1    Binding Agreement. This License Agreement shall be binding upon the successors and assigns of the parties hereto. Nothing contained in this License Agreement shall be construed to place the parties in the relationship of legal representatives, partners, or joint venturers.

13.2    Applicable Law. This License Agreement shall be construed, interpreted and applied in accordance with the laws of the State of Texas.

13.3    Notices. All notices, demands or other writings in this License Agreement provided to be given or made or sent, or which may be given or made or sent, by either party hereto to the other, shall be deemed to have been fully given or made or sent when made in writing and deposited in the United States mail, first class, postage prepaid, sent certified or registered mail, and addressed to the addresses first hereinabove given or at such other address as either party hereto may specify by notice given in accordance with this paragraph.

13.4    Waiver. Each party covenants and agrees that if the other party fails or neglects for any reason to take advantage of any of the terms hereof providing for the termination of this License Agreement, or if, having the right to declare this License Agreement terminated, such other party shall fail to do, any such failure or neglect shall not be or be deemed or be construed to be a waiver of any subsequently occurring cause for the termination of this License Agreement, or as a waiver of any of the terms, covenants or conditions of this License Agreement or the performance thereof. None of the terms, covenants or conditions of this License Agreement can be waived except by the written consent of the waiving party. Except as otherwise stated herein, each of the parties hereby waives any claims which it might have against the other prior to the date of execution of this License Agreement.

13.5    Force Majeure. Neither party hereto shall be liable to the other party for failure or delay in the performance of any duties or obligations hereunder or in making shipments of Licensed Product produced hereunder due to strikes, lockouts, acts of God, acts of war, fire, flood, explosions, embargo, litigation or labor disputes, Government or any other laws and regulations, or any other cause beyond the control or without the fault of such party.

13.6    Scope of Agreement. This License Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof.

13.7    Construction. The parties acknowledge that each party and its counsel have reviewed and revised this License Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this License Agreement or any amendments or exhibits hereto.

13.8    Headings. The subject headings of the paragraphs of this License Agreement are included for purposes of convenience only, and shall not effect the construction or interpretation of any of its provisions.

13.9    Counterparts. This License Agreement may be executed in one or more counterparts, and also executed shall constitute one agreement, binding on both parties hereto, notwithstanding that both parties are not signatory to the same counterpart.

13.10    Severability. If any part or parts of this License Agreement are found to be illegal or unenforceable, the remainder shall be considered severable, shall remain in full force and effect, and shall be enforceable.

13.11    Further Documents. Each of the parties shall take all necessary actions, including the execution and delivery of all necessary documents or instruments, as may be reasonably requested by the other party in order to effectuate the intent of this License Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this License Agreement in duplicate originals, individually, or by their duly authorized officers or representatives, as of the date of the last party to execute this License Agreement.

MK ENTERPRISES LLC

WITNESS:_______________________________________	By:	/s/

Perry A. Martin, President Date:_______________

VALCENT PRODUCTS, INC.

WITNESS:_______________________________________	By:	/s/

Name: Title: Date:_______________

EXHIBIT “A”

LICENSED ITEM

High Density Vertical Bio-Reactor

The technology involves the use of a series of thin membrane bio-reactors that are configured in a manner to facilitate the rapid growth of various forms of micro-algae. Each reactor is designed to allow the proper flow through of a nutrient rich food source and CO2 enhanced gas. The gas is mixed in the reactor by the design elements that are employed. Further, the design of the reactor allows the reactors to be closely stacked in a manner that allows sufficient sunlight to penetrate to all levels of the reactors.

The overall design of the system allows for the rapid production of various forms of algae. This algae is then harvested and dried. Once dried, the algae is processed to remove volatile oils. Depending on the species and strain of algae used, a yield of as much as 50% of the dry weight of the algae is recoverable oil. This oil is suitable for the production of bio-diesel.

Overall, the objective of this technology is to deliver a commercial production unit that would be considered a renewable source for bio-diesel in a form that is economically viable.

PATENT RIGHTS

Licensed Product _____________, US App No _________, filed _______.